EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Announces Fiscal 2019 Second Quarter Results

--Consolidated Comparable Sales Increase 3%; Positive Comps at Tommy Bahama and Lilly Pulitzer--
--Consolidated Gross Margin and Operating Margin Expansion in Quarter--
--Company Updates Full Year Outlook to Reflect the Estimated Impact of Tariffs--

ATLANTA, Sept. 11, 2019 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2019 second quarter ended August 3, 2019.  Consolidated net sales were $302.0 million compared to $302.6 million in the second quarter of fiscal 2018, which ended August 4, 2018. Earnings on a GAAP basis were $1.76 per share in the second quarter of fiscal 2019 compared to $1.61 in the same period of the prior year.  On an adjusted basis, earnings were $1.84 per share in the second quarter of fiscal 2019 compared to $1.83 in the second quarter of fiscal 2018.

Thomas C. Chubb III, Chairman and CEO, commented, “Our second quarter results continued to demonstrate the strength of our full-price direct to consumer businesses.  For the tenth consecutive quarter, we posted consolidated comparable sales growth with comparable sales increasing 3% on top of a 7% increase in the prior year.  The top-line performance of our full-price direct to consumer channels was offset by lower wholesale sales and some softness in our outlet store business.

“Our Tommy Bahama, Lilly Pulitzer and Southern Tide businesses are built on a strong foundation.  It starts with the incredible connections each brand has established with its core consumer.  Our success is also rooted in our highly disciplined distribution strategy, which features exciting retail stores, bars and restaurants, a highly profitable and rapidly growing e-commerce business, and careful placement in appropriate department stores and specialty retailers.  Equally important is the work our product teams are doing to engage our consumers and drive demand across our brands by offering differentiated and innovative products using performance features, proprietary fabrics and prints, and fresh silhouettes.

Mr. Chubb concluded, “As we move into the second half of 2019, the fundamentals of our business remain strong.  We continue to focus on executing our growth strategies while working to minimize the impact of additional tariffs on both our consumers and our financial results.  While we have revised our outlook for the year to reflect the estimated increase in cost of goods associated with these tariffs on the back half of the year, we are still on track to deliver solid results in 2019 with confidence in the strength of our brands and our talented and dedicated people.”

Consolidated Operating Results

Second quarter fiscal 2019 net sales were $302.0 million, flat with the prior year. This result included a 3% increase in comparable sales with increases at both Tommy Bahama and Lilly Pulitzer. The increase in direct to consumer sales was offset by lower wholesale sales.

Gross profit in the second quarter increased to $179.8 million compared to $179.3 million in the same period of the prior year. Gross margin in the second quarter of fiscal 2019 grew to 59.5% compared to 59.2% in the second quarter of fiscal 2018.  Adjusted gross margin in the second quarter of fiscal 2019 expanded 40 basis points to 59.8% from 59.4% in the same period of the prior year.

SG&A as a percentage of net sales in the second quarter of fiscal 2019 was 47.5% or $143.4 million compared to 48.4% or $146.3 million in the prior year’s second quarter.  On an adjusted basis, SG&A as a percentage of net sales was 47.2% or $142.7 million compared to 47.1% or $142.6 million in the prior year’s second quarter.

Royalties and other operating income in the second quarter of fiscal 2019 were $3.8 million compared to $3.6 million in the second quarter of fiscal 2018.

Operating income in the second quarter of fiscal 2019 was $40.3 million compared to $36.5 million in the same period of the prior year. Operating margin increased to 13.3% compared to 12.1% in the second quarter of fiscal 2018.   On an adjusted basis, operating income increased 3% to $41.7 million compared to $40.6 million in the second quarter of fiscal 2018.  On an adjusted basis, operating margin expanded to 13.8% in the second quarter compared to 13.4% in the same period last year.

Interest expense for the second quarter of fiscal 2019 was $0.4 million compared to $0.6 million in the second quarter of fiscal 2018.

The effective tax rate in the second quarter of fiscal 2019 was 25.1%.  This compares to 24.3% in the same period of the prior year, which included the benefit of certain favorable discrete items.

Balance Sheet and Liquidity

On July 31, 2019, the Company amended its $325 million credit agreement, which extended its maturity to July 31, 2024. As of August 3, 2019, the Company had no borrowings outstanding under its credit agreement compared to $25 million at the end of the second quarter of fiscal 2018 and had $31 million in cash compared to $7 million in the prior year.  These changes were attributable to strong cash flow from operations.

Inventory increased to $153 million at August 3, 2019 from $124 million at the end of the second quarter of fiscal 2018.  This increase was due to increased stock levels on high volume key items and replenishment programs, the acceleration of receipts ahead of new tariffs, and inventory to support additional stores and planned increased sales in the second half of fiscal 2019.

Outlook for Fiscal Year 2019 and Third Quarter

The Company revised its guidance for fiscal 2019 to incorporate an estimated $0.20 per share impact resulting from additional tariffs in the second half of the year.

For the full fiscal year 2019, GAAP earnings per share are expected to be between $4.15 and $4.35. Adjusted earnings per share are expected to be between $4.25 and $4.45. This compares to earnings on a GAAP basis of $3.94 per share and, on an adjusted basis, $4.32 per share in fiscal 2018. The Company expects net sales to grow to between $1.135 billion and $1.155 billion as compared to fiscal 2018 net sales of $1.107 billion.

The Company’s third quarter remains its smallest sales and earnings quarter due to the seasonality of its direct to consumer operations. For the third quarter of fiscal 2019, ending on November 2, 2019, net sales are expected to be in a range from $235 million to $245 million compared to net sales of $233.7 million in the third quarter of fiscal 2018. Earnings per share on a GAAP basis are expected to be in a range of breakeven to $0.10 in the third quarter.  On an adjusted basis, earnings per share for the third quarter of fiscal 2019 are expected to be in a range of $0.01 to $0.11. This compares with third quarter fiscal 2018 earnings per share of $0.11 and adjusted earnings per share of $0.14.

The Company’s interest expense for fiscal 2019 is expected to be approximately $1.5 million and its effective tax rate for fiscal 2019 is expected to be approximately 26% compared to 25% in fiscal 2018.

Capital expenditures in fiscal 2019, including $16 million in the first half of fiscal 2019, are expected to be between $45 million and $50 million, primarily reflecting investments in information technology initiatives, new retail stores and Marlin Bars, and investments to remodel existing retail stores and restaurants.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.37 per share payable on November 1, 2019 to shareholders of record as of the close of business on October 18, 2019. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through September 25, 2019 by dialing (412) 317-6671 access code 13693836.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Effective February 3, 2019, the Company adopted the new lease accounting guidance, which resulted in a significant increase in its reported assets and liabilities. The adoption of the new lease accounting guidance did not have a material impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Comparable Sales

The Company’s disclosures about comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer spending for apparel and related products; the timing of shipments requested by our wholesale customers; weather; expected pricing levels; costs of products as well as the raw materials used in those products; costs of labor; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; changes, and the impact on our business operations of such changes, in international, federal or state tax, trade and other laws and regulations, including the potential imposition of additional duties, tariffs, taxes or other charges or barriers to trade resulting from ongoing trade developments with China and its impact on global markets; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2019 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	August 3,	August 4,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$30,756	$7,054
Receivables, net	59,176	69,724
Inventories, net	152,672	123,924
Prepaid expenses and other current assets	22,440	29,393
Total Current Assets	$265,044	$230,095
Property and equipment, net	189,410	195,378
Intangible assets, net	175,591	177,418
Goodwill	66,585	66,581
Operating lease assets	288,928	—
Other non-current assets, net	24,636	23,918
Total Assets	$1,010,194	$693,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$48,998	$51,487
Accrued compensation	19,195	21,606
Current operating lease liabilities	54,044	—
Other accrued expenses and liabilities	41,882	37,828
Total Current Liabilities	$164,119	$110,921
Long-term debt	—	24,936
Non-current operating lease liabilities	290,133	—
Other non-current liabilities	17,077	74,649
Deferred taxes	19,916	15,752
Commitments and contingencies	—	—
Shareholders’ Equity
Common stock, $1.00 par value per share	17,035	16,951
Additional paid-in capital	145,123	138,613
Retained earnings	362,407	316,507
Accumulated other comprehensive loss	(5,616)	(4,939)
Total Shareholders’ Equity	$518,949	$467,132
Total Liabilities and Shareholders’ Equity	$1,010,194	$693,390

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Second Quarter		First Half
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
Net sales	$302,000	$302,641	$583,973	$575,269
Cost of goods sold	122,175	123,344	238,379	231,826
Gross profit	$179,825	$179,297	$345,594	$343,443
SG&A	143,403	146,340	283,217	286,060
Royalties and other operating income	3,837	3,556	7,624	7,503
Operating income	$40,259	$36,513	$70,001	$64,886
Interest expense, net	419	602	1,090	1,383
Earnings before income taxes	$39,840	$35,911	$68,911	$63,503
Income taxes	10,004	8,727	17,418	15,752
Net earnings	$29,836	$27,184	$51,493	$47,751

Net earnings per share:
Basic	$1.78	$1.63	$3.08	$2.87
Diluted	$1.76	$1.61	$3.05	$2.84
Weighted average shares outstanding:
Basic	16,760	16,683	16,736	16,661
Diluted	16,907	16,840	16,878	16,804

Dividends declared per share	$0.37	$0.34	$0.74	$0.68

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Half
	Fiscal 2019	Fiscal 2018
Cash Flows From Operating Activities:
Net earnings	$51,493	$47,751
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	19,402	20,224
Amortization of intangible assets	584	1,373
Equity compensation expense	3,791	3,598
Amortization of deferred financing costs	212	212
Deferred income taxes	1,274	330
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	10,131	(2,460)
Inventories, net	7,680	19
Prepaid expenses and other current assets	3,825	8,494
Current liabilities	(31,983)	(23,366)
Other balance sheet changes	858	1,357
Cash provided by operating activities	$67,267	$57,532
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(302)
Purchases of property and equipment	(15,976)	(22,349)
Cash used in investing activities	$(15,976)	$(22,651)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(122,241)	(165,928)
Proceeds from revolving credit arrangements	109,248	145,055
Deferred financing costs paid	(894)	—
Proceeds from issuance of common stock	885	814
Repurchase of equity awards for employee tax withholding liabilities	(2,453)	(2,351)
Cash dividends declared and paid	(12,601)	(11,522)
Other financing activities	(1,033)	—
Cash used in financing activities	$(29,089)	$(33,932)
Net change in cash and cash equivalents	$22,202	$949
Effect of foreign currency translation on cash and cash equivalents	227	(238)
Cash and cash equivalents at the beginning of year	8,327	6,343
Cash and cash equivalents at the end of the period	$30,756	$7,054
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$971	$1,211
Cash paid for income taxes	$8,416	$11,839

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Second Quarter			First Half
AS REPORTED	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
Tommy Bahama
Net sales	$188.9	$192.7	(2.0)%	$353.6	$359.9	(1.7)%
Gross profit	$114.5	$116.0	(1.2)%	$218.0	$220.2	(1.0)%
Gross margin	60.6%	60.2%		61.7%	61.2%
Operating income	$23.2	$20.6	12.6%	$38.4	$34.9	10.0%
Operating margin	12.3%	10.7%		10.9%	9.7%
Lilly Pulitzer
Net sales	$75.6	$71.6	5.5%	$148.2	$140.3	5.6%
Gross profit	$51.8	$49.1	5.6%	$97.3	$94.6	2.9%
Gross margin	68.6%	68.5%		65.7%	67.4%
Operating income	$20.4	$18.4	11.0%	$35.7	$34.2	4.2%
Operating margin	27.1%	25.7%		24.1%	24.4%
Lanier Apparel
Net sales	$20.9	$23.9	(12.4)%	$47.5	$43.8	8.5%
Gross profit	$6.0	$6.3	(5.0)%	$13.4	$12.3	9.0%
Gross margin	28.8%	26.6%		28.3%	28.1%
Operating income	$0.3	$0.8	(69.3)%	$1.4	$1.2	20.9%
Operating margin	1.2%	3.5%		3.0%	2.7%
Southern Tide
Net sales	$12.5	$11.8	5.9%	$26.6	$25.2	5.4%
Gross profit	$6.1	$6.1	0.8%	$13.3	$12.8	3.6%
Gross margin	49.3%	51.8%		50.0%	50.8%
Operating income	$1.8	$1.4	29.2%	$4.4	$3.9	11.4%
Operating margin	14.7%	12.1%		16.4%	15.5%
Corporate and Other
Net sales	$4.2	$2.7	58.4%	$8.1	$6.1	32.3%
Gross profit	$1.3	$1.8	(27.7)%	$3.5	$3.5	2.2%
Operating loss	$(5.5)	$(4.8)	(15.1)%	$(9.9)	$(9.4)	(5.5)%
Consolidated
Net sales	$302.0	$302.6	(0.2)%	$584.0	$575.3	1.5%
Gross profit	$179.8	$179.3	0.3%	$345.6	$343.4	0.6%
Gross margin	59.5%	59.2%		59.2%	59.7%
SG&A	$143.4	$146.3	(2.0)%	$283.2	$286.1	(1.0)%
SG&A as % of net sales	47.5%	48.4%		48.5%	49.7%
Operating income	$40.3	$36.5	10.3%	$70.0	$64.9	7.9%
Operating margin	13.3%	12.1%		12.0%	11.3%
Earnings before income taxes	$39.8	$35.9	10.9%	$68.9	$63.5	8.5%
Net earnings	$29.8	$27.2	9.8%	$51.5	$47.8	7.8%
Net earnings per diluted share	$1.76	$1.61	9.3%	$3.05	$2.84	7.4%
Weighted average shares outstanding - diluted	16.9	16.8	0.4%	16.9	16.8	0.4%

	Second Quarter			First Half
ADJUSTMENTS	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
LIFO adjustments in Corporate and Other(1)	$0.7	$(0.1)		$0.8	$0.2
Tommy Bahama Japan inventory markdown charges(2)	$0.0	$0.5		$0.0	$0.5
Inventory step-up charges in Corporate and Other(3)	$0.0	$0.0		$0.0	$0.2
Amortization of Tommy Bahama Canada intangible assets(4)	$0.0	$0.4		$0.0	$0.8
Amortization of Lilly Pulitzer Signature Store intangible assets (5)	$0.1	$0.1		$0.2	$0.2
Amortization of Southern Tide intangible assets(6)	$0.1	$0.1		$0.1	$0.1
Tommy Bahama Japan restructuring SG&A charges(7)	$0.6	$3.2		$0.6	$3.2
Impact of income taxes(8)	$(0.2)	$(0.5)		$(0.3)	$(0.6)
Adjustment to net earnings(9)	$1.2	$3.6		$1.4	$4.5
AS ADJUSTED
Tommy Bahama
Net sales	$188.9	$192.7	(2.0)%	$353.6	$359.9	(1.7)%
Gross profit	$114.5	$116.4	(1.6)%	$218.0	$220.7	(1.2)%
Gross margin	60.6%	60.4%		61.7%	61.3%
Operating income	$23.8	$24.7	(3.5)%	$39.0	$39.4	(0.9)%
Operating margin	12.6%	12.8%		11.0%	10.9%
Lilly Pulitzer
Net sales	$75.6	71.6	5.5%	$148.2	$140.3	5.6%
Gross profit	$51.8	49.1	5.6%	$97.3	$94.6	2.9%
Gross margin	68.6%	68.5%		65.7%	67.4%
Operating income	$20.5	18.5	10.9%	$35.9	$34.4	4.1%
Operating margin	27.2%	25.8%		24.2%	24.6%
Lanier Apparel
Net sales	$20.9	$23.9	(12.4)%	$47.5	$43.8	8.5%
Gross profit	$6.0	$6.3	(5.0)%	$13.4	$12.3	9.0%
Gross margin	28.8%	26.6%		28.3%	28.1%
Operating income	$0.3	$0.8	(69.3)%	$1.4	$1.2	20.9%
Operating margin	1.2%	3.5%		3.0%	2.7%
Southern Tide
Net sales	$12.5	$11.8	5.9%	$26.6	$25.2	5.4%
Gross profit	$6.1	$6.1	0.8%	$13.3	$12.8	3.6%
Gross margin	49.3%	51.8%		50.0%	50.8%
Operating income	$1.9	$1.5	27.8%	$4.5	$4.1	11.0%
Operating margin	15.3%	12.7%		16.9%	16.0%
Corporate and Other
Net sales	$4.2	$2.7	58.4%	$8.1	$6.1	32.3%
Gross profit	$2.0	$1.7	19.0%	$4.4	$3.8	15.8%
Operating loss	$(4.8)	$(4.9)	2.2%	$(9.1)	$(9.1)	0.1%
Consolidated
Net sales	$302.0	$302.6	(0.2)%	$584.0	$575.3	1.5%
Gross profit	$180.5	$179.6	0.5%	$346.4	$344.2	0.6%
Gross margin	59.8%	59.4%		59.3%	59.8%
SG&A	$142.7	$142.6	0.0%	$282.3	$281.8	0.2%
SG&A as % of net sales	47.2%	47.1%		48.3%	49.0%
Operating income	$41.7	$40.6	2.7%	$71.7	$70.0	2.5%
Operating margin	13.8%	13.4%		12.3%	12.2%
Earnings before income taxes	$41.3	$40.0	3.2%	$70.7	$68.6	3.0%
Net earnings	$31.0	$30.8	0.8%	$52.9	$52.2	1.3%
Net earnings per diluted share	$1.84	$1.83	0.5%	$3.13	$3.11	0.6%

	Second Quarter			First Half
	Fiscal 2019	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
	Actual	Guidance(10)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$1.76	$1.79-1.89	$1.61	$3.05	$2.84
LIFO adjustments(11)	0.03	0.00	(0.01)	0.04	0.01
Inventory step-up charges(12)	0.00	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(13)	0.01	0.01	0.03	0.01	0.06
Tommy Bahama Japan restructuring charges(14)	0.03	0.00	0.19	0.03	0.19
As adjusted(9)	$1.84	$1.80-1.90	$1.83	$3.13	$3.11

	Third Quarter	Third Quarter
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
	Guidance(16)	Actual	Guidance(16)	Actual
Net earnings per diluted share:
GAAP basis	$0.00-0.10	$0.11	$4.15-4.35	$3.94
LIFO adjustments(11)	0.00	0.00	0.04	0.03
Inventory step-up charges(12)	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(13)	0.01	0.03	0.03	0.11
Tommy Bahama Japan restructuring charges(14)	0.00	0.00	0.03	0.19
Change in fair value of contingent consideration(15)	0.00	0.00	0.00	0.04
As adjusted(9)	$0.01-0.11	$0.14	$4.25-4.45	$4.32

(1) LIFO adjustments in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Tommy Bahama Japan inventory markdown charges represent the inventory markdown impact on cost of goods sold resulting from the closure of the Tommy Bahama Ginza flagship retail-restaurant location. These charges are included in cost of goods sold in Tommy Bahama.
(3) Inventory step-up charges in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the acquisition of TBBC. These charges are included in cost of goods sold.
(4) Amortization of Tommy Bahama Canada intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(5) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(7) Tommy Bahama Japan SG&A restructuring charges represent the impact of the closure of the Tommy Bahama Ginza flagship retail-restaurant location and related restructure and downsizing of the Tommy Bahama retail business in Japan, consisting of lease termination fees, premises reinstatement, severance and non-cash asset impairment charges. These charges are included in SG&A in Tommy Bahama.
(8) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(9) Amounts in columns may not add due to rounding.
(10) Guidance as issued on June 12, 2019.
(11) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future periods.
(12) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges resulting from inventory step-up charges related to the acquisition of TBBC.
(13) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(14) Tommy Bahama Japan restructuring charges represent the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(15) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(16) Guidance as issued on September 11, 2019.

Comparable Store Sales Change
The Company's disclosures for comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 was a 53-week period, comparable sales for Fiscal 2018 are calculated on a calendar-adjusted, rather than fiscal, basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year and the Fourth Quarter of Fiscal 2018 is on a 13 week to 13 week calendar-adjusted basis. Additionally, comparable sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively.
	Q1	Q2	Q3	Q4	Full Year
Oxford Total
Fiscal 2019	2%	3%	—%	—%	—%
Fiscal 2018	1%	7%	7%	2%	4%
Fiscal 2017	2%	1%	4%	6%	3%
Tommy Bahama
Fiscal 2019	2%	3%	—%	—%	—%
Fiscal 2018	(1)%	8%	5%	2%	3%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2019	1%	1%	—%	—%	—%
Fiscal 2018	7%	6%	15%	3%	7%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	—	—
Retail-restaurant	17	17	17	—	—
Outlet	37	37	37	—	—
Total Tommy Bahama	167	167	167	—	—
Lilly Pulitzer	62	63	63	—	—
Oxford Total	229	230	230	—	—
Fiscal 2018
Tommy Bahama
Full-price retail store	110	111	111	113	113
Retail-restaurant	18	18	18	17	17
Outlet	38	38	38	38	37
Total Tommy Bahama	166	167	167	168	167
Lilly Pulitzer	57	59	60	60	62
Oxford Total	223	226	227	228	229